Exhibit 99.1

Media Contact:

Sarah Wirth, +1 312 244-7358 or sarah.wirth@morningstar.com

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or barbara.noverini@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Quarterly Dividend of 31.5 Cents Per Share and Authorizes New $400 Million Share Repurchase Program

CHICAGO, Dec. 4, 2020—The board of directors of Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 31.5 cents per share. The dividend is payable Jan. 29, 2021 to shareholders of record as of Jan. 4, 2021. The five percent increase from the prior quarterly rate of 30 cents per share results in an annualized dividend of $1.26 per share compared with the prior annualized rate of $1.20 per share.

While subsequent dividends will be subject to board approval, the company expects to pay three additional dividends in 2021:

Record Date	Payable Date
April 9, 2021	April 30, 2021
July 9, 2021	July 30, 2021
Oct. 19, 2021	Oct. 29, 2021

Morningstar's board also approved a new share repurchase program that authorizes the company to repurchase up to $400 million in shares of the company's outstanding common stock, effective Jan. 1, 2021. The existing program expires on Dec. 31, 2020. The share repurchase authorization permits the company to repurchase shares from time to time at prevailing market prices on the open market or in private transactions in amounts that management deems appropriate.

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“We are pleased to increase our dividend for the 10th consecutive year and to approve a new share repurchase program,” said Kunal Kapoor, chief executive officer of Morningstar. “Our business has shown resilience in a tough year, and we are driving long-term, sustainable growth by delivering on our mission of empowering investor success.”

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $215 billion in assets under advisement and management as of Sept. 30, 2020. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance, including the expected impacts of COVID-19. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, the impact of the current COVID-19 pandemic on our business, financial condition, and results of operations, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; failing to differentiate our products and continuously create innovative, proprietary research tools and financial advisor software; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit ratings operations; volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; trends in the asset management industry, including the increasing adoption of investment strategies and portfolios relying on passively managed investment vehicles and increased industry consolidation; liability relating to the collection or distribution of information and data we collect and produce or errors included therein; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2020 Morningstar, Inc. All Rights Reserved.

MORN-C

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